Exhibit 99.1

N e w s R e l e a s e

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (May 4, 2010)
BAKER ACQUIRES THE LPA GROUP
     PITTSBURGH – Michael Baker Corporation (NYSE Amex:BKR) announced today that it has acquired The LPA Group, Incorporated (LPA), a 475-person transportation consulting firm based in Columbia, South Carolina. LPA significantly expands Baker’s presence in the Southeastern U.S. transportation infrastructure market, and broadens the Company’s already strong capabilities in the planning, design, program management and construction management of projects in the aviation, highway, bridge, and rail and transit markets. The terms of the transaction were a total consideration of $59.4 million, of which $51.4 million was paid in cash and $8.0 million was paid in Baker common stock.
     Founded in 1981, The LPA Group (www.lpagroup.com) has more than 35 offices across the Southeastern and Mid-Atlantic regions of the U.S, as well as Southern California. The highly respected company provides comprehensive engineering, architectural, planning, environmental, program management, design-build, and construction management and inspection services for the development of aviation and surface transportation projects. Its revenue in 2009 was approximately $93 million. The merger of Baker’s and LPA’s services creates a powerhouse for transportation engineering and construction-related services in North America, expanding the ability of both companies to compete for and execute larger and more complex transportation projects on a national scale.
     In making the announcement, Baker’s President and Chief Executive Officer, Brad Mallory, said, “LPA is an outstanding company with a very talented team of professional and technical employees. Its prominence in the Southeast, and particularly in the Carolinas, Georgia and Florida, greatly expands Baker’s presence in that region of the country, which is a key objective of our growth strategy.” He added that the merging of both firms’ Aviation practices “puts us in the Top 10 providers of these engineering and architecture services. Furthermore, the combination of our highly regarded design-build capabilities enables us to provide this service to our transportation clients anywhere in the U.S.”
     LPA’s Chairman and co-founder, Glen Lott, said, “The two organizations are strikingly similar in their approach to client service and to employees. The strategic benefits to both organizations will result in improved services for our clients and more opportunities for our people.”
     LPA’s President and Chief Executive Officer, Ed Parrish, said, “All of us at LPA expect to benefit greatly by merging with Baker. Combining our capabilities with a company that shares our values allows our employees the opportunity to further develop their skills, and it provides everyone with a larger platform to serve our clients.”
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ADD ONE – BAKER ACQUIRES THE LPA GROUP
     Morgan Joseph & Co. Inc. served as financial advisor to Michael Baker Corporation in connection with the acquisition of LPA, and Reed Smith LLP acted as Baker’s legal advisor in the transaction.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast (with slides) for today, Tuesday, May 4, at 9:00 AM Eastern Daylight Savings Time to discuss this announcement. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com
     Michael Baker Corporation (www.mbakercorp.com) provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,400 employees in over 40 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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